EXHIBIT 23

                     CONSENT OF INDEPENDENT ACCOUNTANTS

       We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-9970, 33-32166, and 33-50278) of Pier 1 Imports, Inc. of our report dated April 8, 1993, except for Note 14, as to which the date is April 7, 1995, and Note 2, as to which the date is February 29, 1996, which appears in this Form 10-K/A.


/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
Fort Worth, Texas
July 15, 1996